Exhibit (d)(7)
RealNetworks, Inc. 2005 Stock Incentive Plan
(as amended and restated)
Non-Qualified Stock Option Terms and Conditions
(For Optionees Located Outside the U.S.)
     The Non-Qualified Stock Option Terms and Conditions (the “Agreement”), including any special terms and conditions for the Optionee’s country set forth in the appendix (the “Appendix B”) (together with the Non-Qualified Stock Option Terms and Conditions, the “Agreement”) is made and entered into as of the effective date (the “Grant Date”) set forth in the Notice of Grant of Stock Options and Option Agreement attached hereto (the “Notice of Grant”), by and between RealNetworks, Inc., a Washington corporation (the “Company”), and you (the “Optionee”) pursuant to the RealNetworks, Inc. 2005 Stock Incentive Plan, amended and restated effective as of                (the “Plan”). Capitalized terms not defined in this Agreement have the meanings ascribed to them in the Plan.
     1. Grant of Stock Option. The Company hereby grants to the Optionee pursuant to the Plan an option (the “Option”) to purchase, subject to the terms of this Agreement and the Plan the number of Shares set forth in the Notice of Grant at the purchase price per Share set forth in the Notice of Grant (the “Option Exercise Price”).
     2. Non-Qualified Stock Option. The Option is a non-qualified stock option and is not intended to qualify as an incentive stock option under Section 422 of the Code.
     3. Expiration Date. The Option expires on the seventh anniversary of the Grant Date (the “Expiration Date”) and must be exercised on or before the earlier of the Expiration Date or the date on which this Option is terminated in accordance with the provisions of Sections 6 and 7.
     4. Vesting. Except as otherwise provided herein, the vesting schedule applicable to the Option shall be as set forth in the Notice of Grant, and the Option may only be exercised to the extent that it is vested. The Option shall cease to vest upon the Optionee’s termination of employment, and may be exercised after the date of the Optionee’s termination of employment only as set forth Sections 6 and 7. Notwithstanding the foregoing, the Committee may, in its discretion, accelerate the date that any installment of the Option vests.
     5. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Optionee’s participation in the Plan, or the Optionee’s acquisition or sale of the underlying Shares. The Optionee should obtain tax, legal and financial advice before exercising the Option and prior to the disposition of the Shares.
     6. Termination of Employment.
         (a) Termination Other Than for Cause. If the Company terminates the employment of the Optionee for any reason other than for Cause (as defined in paragraph (c) of this Section) and the Option is not fully vested, the next installment of the Option scheduled to vest (if any) shall vest on a pro rata basis for the portion of the year elapsed since the date on which the vesting of the option commences or the last anniversary thereof, expressed in full months (the “Pro Rata Portion”), provided that the Optionee executes and delivers a Settlement Agreement and Release (“Release”) satisfactory to the Company before the Effective Date (as defined in the Release).

          If the employment of the Optionee terminates, other than by reason of death or disability (as defined in Section 7) or termination by the Company for Cause (as defined in paragraph (c) of this Section), the Option shall expire and may no longer be exercised after three months from the termination of the Optionee’s employment, but in no event later than the Expiration Date. For purposes hereof, employment shall not be considered as having terminated during any leave of absence if the leave of absence has been approved in writing by the Company; in the event of any unpaid leave of absence, vesting of the Option shall be suspended (and the unpaid portion of the leave of absence shall be added to all vesting installment dates) unless otherwise determined by the Committee.
          (b) Termination for Cause. If the employment of the Optionee is terminated by the Company for Cause (as defined below), the Option shall expire and may no longer be exercised to any extent whatsoever.
          (c) Cause. For purposes of this Agreement, “Cause” means conduct involving one or more of the following: (i) the conviction of the Optionee, or plea of nolo contendere by the Optionee to, a felony or misdemeanor involving moral turpitude; (ii) the indictment of the Optionee for a felony or misdemeanor involving moral turpitude under the federal securities laws; (iii) the substantial and continuing failure of the Optionee after written notice thereof to render services to the Company in accordance with the terms or requirements of the Optionee’s employment for reasons other than illness or incapacity; (iv) the willful misconduct or gross negligence by the Optionee; (v) fraud, embezzlement, theft, misrepresentation or dishonesty by the Optionee involving the Company or any Subsidiary, or willful violation by the Optionee of a policy or procedure of the Company, resulting in any case in significant harm to the Company; or (vi) the Optionee’s violation of any confidentiality or non-competition agreements with the Company or its Subsidiaries.
          (d) Termination Date. Further, for purposes of this Agreement, in the event of termination of the Optionee’s employment (whether or not in breach of local labor laws), the Optionee’s right to vest in the Option under the Plan, if any, will terminate effective as of the date that the Optionee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g. active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of termination of employment (whether or not in breach of local labor laws), the Optionee’s right to exercise the Option after termination of employment, if any, will be measured by the date of termination of the Optionee’s active employment and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when the Optionee is no longer actively employed for purposes of this Option grant.
     7. Death; Disability.
          (a) Death. If the Optionee’s employment terminates due to the Optionee’s death, the Option will fully vest on the date of termination of employment and may be exercised by the Optionee’s estate, legal representative or beneficiary to whom the Option has been transferred pursuant to Section 10, at any time within one (1) year after the date of death.
          (b) Disability. If the Optionee’s employment is terminated by reason of his or her disability, the Option may be exercised, to the extent vested on the date employment terminates, at any time within one (1) year after such termination of employment, but not later than the Expiration Date. For purposes hereof, “disability” means “permanent and total disability” as defined in Section 22(e)(3) of the Code.
     8. Exercise of Option. The Option may be exercised by written notice to the Company or to such agent as the Company shall designate or pursuant to such other method of exercise as may be permitted by the Company. The notice shall state the election to exercise the Option, the number of Shares for which it is being exercised and shall be signed by the person or persons so exercising the Option. The Option may not be exercised unless such exercise is in compliance, to the reasonable satisfaction of the Company with all applicable federal, state and local laws as in effect on the date of exercise. The Option may not be exercised as to fewer than 100 Shares unless it is exercised as to all Shares as to which the Option is then exercisable.
     The exercise notice must be accompanied by payment of the full Option Exercise Price of the Shares for which the Option is being exercised, or evidence of satisfaction of one of the alternative payment methods set forth in Section 9, and the Company shall deliver a certificate or certificates representing such Shares, or cause such Shares to be delivered electronically, as soon as practicable after the notice shall be received. The Company may postpone such delivery until it receives satisfactory proof that the issuance of such Shares will not violate any of the provisions of the Securities act of 1933, as amended, or the Exchange Act, any rules or regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, or the requirements of applicable state or local laws relating to authorization, issuance or sale of securities, or until there has been compliance with the provisions of such acts or rules. The Optionee understands that the Company is under no obligation to register or qualify the Shares with the SEC, any state or local securities commission or any stock exchange to effect such compliance. The certificate or certificates shall be registered in the name of the person or persons so exercising the Option (or, if the Option is exercised by the Optionee and the Optionee shall so request in the notice exercising the Option, shall be registered in the name of the Optionee and another person jointly, with right of survivorship). In the event the Option shall be exercised, pursuant to Section 7 hereof, by any person or persons other than the Optionee, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option.
     9. Payment of Option Exercise Price.
          (a) Payment Options. The Option Exercise Price of the Option shall be paid by one or any combination of the following forms of payment:
               (i) in cash, or by check payable to the order of the Company; or
               (ii) delivery of an irrevocable and unconditional undertaking, satisfactory in form and substance to the Company, by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the Option Exercise Price, or delivery by the Optionee to the Company of a copy of irrevocable and unconditional instructions, satisfactory in form and substance to the Company, to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the Option Exercise Price; or
               (iii) by delivery of Shares having a Fair Market Value equal as of the date of exercise to the Option Exercise Price, subject to paragraph (b) and in accordance with procedures established by the Committee, provided the Shares are then traded on a national securities exchange or on the NASDAQ Stock Market (or successor trading system).
          (b) Limitations on Payment by Delivery of Shares. The Optionee may not pay any part of the Option Exercise Price hereof by transferring Shares to the Company unless such Shares have been owned by the Optionee free of any substantial risk of forfeiture for at least six months unless otherwise determined by the Committee, are free and clear of all liens, claims, encumbrances or security interests.
     10. Option Not Transferable. The Option is not transferable or assignable except by will or by the laws of descent and distribution. During the Optionee’s lifetime only the Optionee can exercise the Option.

     11. No Rights as Shareholder. The Optionee shall have no rights as a stockholder with respect to any Shares subject to the Option until such time as the Optionee has satisfied all of the requirements of this Agreement for the delivery of Shares pursuant to the exercise of the Option. Except as is expressly provided in the Plan with respect to certain changes in the capitalization of the Company, no adjustment shall be made for dividends or similar rights for which the record date is prior to such date of exercise.
     12. Adjustment for Capital Changes. The Plan contains provisions covering the treatment of options in the event of mergers, stock splits, spin-offs and certain other corporate transactions. Provisions in the Plan for such adjustment are hereby made applicable hereunder and are incorporated herein by reference.
     13. Change in Control. Provisions regarding a Change in Control are set forth on Appendix A.
     14. Responsibility for Taxes. Regardless of any action the Company and/or the Optionee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items arising out of the Optionee’s participation in the Plan and legally applicable to the Optionee (“Tax-Related Items”), the Optionee acknowledges that the ultimate liability for all Tax-Related Items is and remains his or her responsibility and may exceed the amount actually withheld by the Company and/or the Employer. The Optionee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability for Tax-Related Items or achieve any particular tax result. Furthermore, if the Optionee has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the relevant taxable or tax withholding event, as applicable, the Optionee shall pay or make arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Optionee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the Tax-Related Items by one or a combination of the following: (i) withholding from the Optionee’s wages or other cash compensation paid to the Optionee by the Company or the Employer; or (ii) withholding from proceeds of the sale of Shares acquired at exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on the Optionee’s behalf pursuant to this authorization); or (iii) withholding in Shares to be issued at exercise of the Option.
To avoid any negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Optionee is deemed to have been issued the full number of Shares subject to the exercised Options, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of his or her participation in the Plan.
The Optionee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Optionee’s participation in the Plan that cannot be satisfied by the means described in this Section 14. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Optionee fails to comply with his or her obligations in connection with the Tax-Related Items.

     15. Nature of Grant. In accepting the Option, the Optionee acknowledges, understands and agrees that:
          (a) the Plan is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended or terminated by the Company at any time;
          (b) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;
          (c) all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;
          (d) the Optionee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Optionee’s employment at any time;
          (e) the Optionee is voluntarily participating in the Plan;
          (f) the Option and any Shares acquired under the Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company, or the Employer, and which is outside the scope of the Optionee’s employment contract, if any;
          (g) the Option and any Shares acquired under the Plan are not intended to replace any pension rights or compensation;
          (h) the Option and any Shares acquired under the Plan are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer, or any Subsidiary;
          (i) the Option grant and the Optionee’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any Subsidiary;
          (j) the future value of the Shares underlying the Option is unknown and cannot be predicted with certainty;
          (k) by accepting the Option, the Optionee agrees to comply with all appliable laws;
          (l) no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of the Optionee’s employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and in consideration of the grant of the Option to which the Optionee is otherwise not entitled, the Optionee irrevocably agrees never to institute any claim against the Company or the Employer, waive his or her ability, if any, to bring any such claim, and release the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Optionee shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims; and
          (m) the Option and the benefits under the Plan, if any, will not automatically transfer to another Company in the case of a merger, take-over or transfer of liability.
     16. Data Privacy. The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement by and among, as applicable, the Employer, the Company and any Subsidiary for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan.
The Optionee understands that the Company and the Employer may hold certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Shares or directorships held in the Company or any Subsidiary, details of all options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Personal Data”).
The Optionee understands that Personal Data may be transferred to Morgan Stanley Smith Barney or to any other third party assisting in the implementation, administration and management of the Plan. The Optionee understands that the recipients of the Personal Data may be located in his or her country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Optionee’s country. The Optionee understands that he or she may request a list with the names and addresses of any potential recipients of Personal Data by contacting the Optionee’s local human resources representative. The Optionee authorizes the Company, Morgan Stanley Smith Barney and any other recipients of Personal Data which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Personal Data, in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan, including any requisite transfer of Personal Data as may be required to a broker or other third party with whom the Optionee may elect to deposit any Shares purchased upon exercise of the Option. The Optionee understands that Personal Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Optionee understands that he or she may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Optionee’s local human resources representative. The Optionee understands that refusal or withdrawal of consent may affect his or her ability to participate in the Plan. For more information on the consequences of the Optionee’s refusal to consent or withdrawal of consent, the Optionee understands that he or she may contact his or her local human resources representative.
     17. Policy on the Avoidance of Insider Trading. The Optionee acknowledges that he/she has received and read the RealNetworks Policy on the Avoidance of Insider Trading, and, if applicable, the Addendum to the Policy on the Avoidance of Insider Trading, and the Optionee agrees to comply with the Policy’s terms, together with the Addendum, if applicable.
     18. Miscellaneous.
          (a) Notices. All notices hereunder shall be in writing and shall be deemed given when sent by certified or registered mail, postage prepaid, return receipt requested, if to the Optionee, to the address indicated on the signature page below or at the most recent address shown on the records of the Company, and if to the Company, to the Company’s principal office, attention of the Corporate Secretary.
          (b) Entire Agreement; Modification. This Agreement and the Plan constitute the entire agreement between the parties relative to the subject matter hereof, and supersedes all understandings between the parties relating to the subject matter of this Agreement. This Agreement may be modified, amended or rescinded only by a written agreement executed by both parties.
          (c) Cost of Litigation. In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such litigation, as determined by the court in a final judgment or decree, shall pay the successful party or parties all costs, expenses and reasonable attorneys’ fees incurred by the successful party or parties (including without limitation costs, expenses and fees in any appellate proceedings), and if the successful party recovers judgment in any such action or proceeding, such costs, expenses and attorney’s fees shall be included as part of the judgment.
          (e) Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision.
          (f) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including the Optionee’s heirs, executors, administrators and legal representatives.
          (g) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Washington without giving effect to the principles of the conflicts of laws thereof. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Option grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Washington and agree that such litigation shall be conducted only in the courts of Seattle, Washington, or the federal courts for the United States for the Western District of Washington, and no other courts, where this grant is made and/or to be performed.
          (h) Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Option or future options that may be granted under the Plan by electronic means or request the Optionee’s consent to participate in the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
          (i) Language. If the Optionee has received this Agreement, or any other document related to the Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
          (j) Appendix. The Option shall be subject to any special terms and conditions set forth in Appendix B for the Optionee’s country, if any. If the Optionee relocates to one of the countries included in Appendix B during the life of the Option, the special terms and conditions for such country shall apply to the Optionee, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Appendix B constitutes part of this Agreement.
          (k) Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Option and the Shares purchased upon exercise of the Option, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require the Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
          (l) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed one instrument.

APPENDIX A
Change in Control
     Notwithstanding anything contained herein to the contrary, if (i) the Option is continued, assumed, converted or substituted for immediately following the Change in Control and (ii) within twenty-four (24) months after a Change in Control the Optionee’s employment is terminated by the Company or its successor without Cause or by the Optionee for Good Reason, all of the Shares subject to the Option shall be vested immediately and the Option may be exercised at any time within twenty-four (24) months following such termination, but not later than the Expiration Date. Furthermore and notwithstanding anything contained herein to the contrary, if the Option is not continued, assumed, converted or substituted for immediately following the Change in Control, all of the Shares subject to the Option shall vest immediately upon the Change in Control and the Option may be exercised at any time within twelve (12) months thereafter. The Option shall be considered to be continued, assumed, converted or substituted for:
(A)	if there is no change in the number of outstanding Shares and the Change in Control does not result from the consummation of a merger, consolidation, statutory share exchange, reorganization or similar form of corporate transaction, there are no changes to the terms and conditions of this Option that materially and adversely affect this Option, including the number of Shares subject to the Option and the Option Exercise Price; or
(B)	if there is a change in the number of outstanding Shares and/or the Change in Control does result from the consummation of a merger, consolidation, statutory share exchange, reorganization or similar form of corporate transaction: (1) the Shares subject to the Option and the Option Exercise Price are adjusted in a manner which is not materially less favorable than as provided under Section 424(a) of the Code and regulations thereunder, (2) if applicable, the Shares subject to the Option are converted into the common stock of the Parent Corporation or, if there is no Parent Corporation, the Surviving Corporation (as such terms are defined below), and (3) there are no other changes to the terms and conditions of this Option that materially and adversely affect the Option.
For purposes of this Agreement:
          “Change in Control” means the occurrence of any one of the following events:
          (i) during any period of twenty-four (24) consecutive months, individuals who, at the beginning of the period constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the initial public offering whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;
          (ii) any “person” (as such term is defined in the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions:  (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust)

sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction, as defined in paragraph (iii), or (E) by any person of Voting Securities from the Company, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership of 35% or more of Company Voting Securities by such person;
          (iii) the consummation of a merger, consolidation, statutory share exchange, reorganization or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least half of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or
          (iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company’s assets.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 35% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.
          “Good Reason” means:
          (i) a reduction by the Company or its successor of more than 10% in the Optionee’s rate of annual base salary as in effect immediately prior to such Change in Control;
          (ii) a reduction by the Company or its successor of more than 10% of the Optionee’s individual annual target or bonus opportunity; or
          (iii) any requirement of the Company that Optionee be based anywhere more than fifty (50) miles from Optionee’s primary office location at the time of the Change in Control and more than fifty (50) miles from Optionee’s principal residence at the time of the Change in Control.

APPENDIX B
REALNETWORKS, INC. 2005 STOCK INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION TERMS AND CONDITIONS
(FOR OPTIONEES LOCATED OUTSIDE THE U.S.)
Terms and Conditions
This Appendix B, which forms part of the Agreement, includes special terms and conditions that govern the Optionee’s participation in the Plan if he/she resides in one of the countries below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan or the Agreement.
Notifications
This Appendix B also includes information regarding exchange controls and certain other issues which the Optionee should be aware of with respect to participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of November 2009. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Optionee not rely on the information in this Appendix B as the only source of information relating to the consequences of his/her participation in the Plan because the information may be out of date at the time the Optionee exercises the Option or sells Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Optionee’s particular situation, and the Company is not in a position to assure the Optionee of any particular result. Accordingly, the Optionee is advised to seek appropriate professional advice as to how the relevant laws in the Optionee’s country may apply to his/her situation.
Finally, if the Optionee is a citizen or resident of a country other than the one in which he/she is currently working, transfers employment after the Option was granted or is considered a resident of another country for local law purposes, the information contained herein may not be applicable.
AUSTRIA
Notifications
Consumer Protection Information. The Optionee may be entitled to revoke acceptance of the Agreement on the basis of the Austrian Consumer Protection Act (the “Act”) under the conditions listed below, if the Act is considered to be applicable to the Agreement and the Plan:
(i)	The revocation must be made within one (1) week after acceptance of the Agreement.
(ii)	The revocation must be in written form to be valid. It is sufficient if the Optionee returns the Agreement to the Company with language which can be understood as a refusal to conclude or honor the Agreement, provided the revocation is sent within the period discussed above.

BRAZIL
Notifications
Exchange Control Information. If the Optionee is resident or domiciled in Brazil, the Optionee will be required to submit annually a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Assets and rights that must be reported include Shares acquired under the Plan.
CANADA
Terms and Conditions
Form of Payment. This provision supplements Section 9 of the Agreement:
Due to legal restrictions in Canada, the Optionee is prohibited from surrendering Shares that the Optionee already owns to pay the Exercise Price or any Tax-Related Items due in connection with the Option.
The following provisions will apply if the Optionee is a resident of Quebec:
Language Consent. The parties acknowledge that it is their express wish that this Agreement, including this Appendix B, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention («Agreement »), ainsi que cette Annexe, ainsi que de tous documents, avis et procédures judiciaries exécutés, donnés ou intentées en vertu de, ou liés directement ou indirectement à, la présente convention.
Data Privacy Notice and Consent. This provision supplements Section 16 of the Agreement:
The Optionee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Optionee further authorizes the Company, its Subsidiaries and any stock plan service provider that may be selected by the Company to assist with the Plan to disclose and discuss the Plan with their respective advisors. The Optionee further authorizes the Company and its Subsidiaries to record such information and to keep such information in the Optionee’s employee file.
CHINA
Terms and Conditions
Cashless Exercise Restriction. Due to legal restrictions in China and notwithstanding any terms or conditions of the Plan or the Agreement to the contrary, if the Optionee is a national of the People’s Republic of China residing in mainland China, the Optionee will be restricted to exercising the Option using the cashless sell-all method of exercise pursuant to which all Shares subject to the exercised Option will be sold immediately upon exercise and the proceeds of sale, less the Exercise Price, any Tax-Related Items and broker’s fees or commissions, will be remitted to the Optionee in accordance with any applicable exchange control laws and regulations. The Company reserves the right to provide additional methods of exercise depending on the development of local law.
Exchange Control Information. The Optionee understands and agrees that, due to exchange control laws in China, the Optionee will be required to immediately repatriate to China the cash proceeds from the cashless sell-all exercise of the Option. The Optionee further understands that, under local law, such repatriation of the cash proceeds may need to be effected through a special exchange control account established by the Employer, the Company or a Subsidiary of the Company, and the Optionee hereby consents and agrees that the proceeds from the sale of Shares acquired under the Plan may be transferred to such special account prior to being delivered to the Optionee. The Company is under no obligation to secure any exchange conversion rate, and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions in China. The Optionee agrees to bear any currency fluctuation risk between the time the Shares are sold and the time the sale proceeds are distributed through any such special exchange account. The Optionee further agrees to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with exchange control requirements in China. This repatriation requirement will not apply to non-PRC nationals.
FINLAND
There are no country specific provisions.
FRANCE
Terms and Conditions
Consent to Receive Information in English. By accepting the Option, the Optionee confirms having read and understood the Plan and the Agreement, which were provided in the English language. The Optionee accepts the terms of those documents accordingly.
En acceptant l’option d’achat d’actions, Optionee confirme avoir lu et compris le Plan et l’Accord, qui ont été transmis en langue anglaise. Optionee accepte les termes de ces documents en connaissance de cause.
Notifications
Exchange Control Information. The value of any cash or securities imported to or exported from France without the use of a financial institution must be reported to the French customs and excise authorities when the value of such cash or securities exceeds a certain threshold (€10,000 for 2009). If the Optionee is a French resident and holds Shares outside of France, the Optionee must declare all foreign bank and brokerage accounts (including the accounts that were opened and closed during the tax year) on an annual basis on a special form, together with his/her income tax return.
GERMANY
Notifications
Exchange Control Information. Cross-border payments in excess of €12,500 (e.g., in connection with the exercise of the Option or sale of Shares acquired under the Plan) must be reported monthly to the German Federal Bank. If the Optionee uses a German bank to transfer a cross-border payment in excess of €12,500, the bank will make the report for him/her. In addition, the Optionee must report any receivables, payables or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis.
INDIA

Notifications
Terms and Conditions
Exercise Restriction. Due to legal restrictions in India, payment of the Exercise Price may not be made by a cashless sell-to-cover exercise, whereby the Optionee directs a broker to sell some (but not all) of the Shares subject to the exercised Option and deliver to the Company the amount of the sale proceeds to pay the Exercise Price and any Tax-Related Items. However, payment of the Exercise Price may be made by any of the other methods of payment set forth in the Agreement. The Company reserves the right to provide the Optionee with this method of payment depending on the development of local law.
Notifications
Exchange Control Information. Regardless of what method of exercise is used to purchase Shares, the Optionee must repatriate the proceeds from the sale of Shares and any dividends received in relation to the Shares to India within 90 days after receipt. The Optionee must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Employer requests proof of repatriation. It is the Optionee’s responsibility to comply with applicable exchange control laws in India.
INDONESIA
Terms and Conditions
Cashless Exercise Restriction. Due to regulatory requirements and notwithstanding any terms or conditions of the Plan or the Agreement to the contrary, the Optionee will be restricted to exercising the Option using the cashless sell-all method of exercise pursuant to which all Shares subject to the exercised Option will be sold immediately upon exercise and the proceeds of sale, less the Exercise Price, any Tax-Related Items and broker’s fees or commissions, will be remitted to the Optionee. The Company reserves the right to provide additional methods of exercise depending on the development of local law.
JAPAN
Notifications
Exchange Control Information. If the Optionee pays more than ¥30,000,000 in a single transaction for the purchase of Shares when the Optionee exercise the Option, the Optionee must file a Payment Report with the Ministry of Finance through the Bank of Japan by the 20th day of the month following the month in which the payment was made. The precise reporting requirements vary depending on whether the relevant payment is made through a bank in Japan.
KOREA
Notifications
Exchange Control Information. If the Optionee remits funds out of Korea to purchase Shares under the Plan, the remittance must be “confirmed” by a foreign exchange bank in Korea. This is an automatic procedure, i.e., the bank does not need to “approve” the remittance, and it should take no more than a single day to process. The Optionee likely will need to present to the bank processing the transaction the following supporting documents evidencing the nature of the remittance: (i) the Notice of Grant and Agreement; (ii) the Plan; and (iii) the Optionee’s certificate of employment. This confirmation is not necessary for cashless exercises since there is no remittance out of Korea.

Additionally, exchange control laws require Korean residents who realize US$500,000 or more from the sale of shares to repatriate the proceeds to Korea within 18 months of the sale.
LUXEMBOURG
Notifications
Exchange Control Information. The Optionee is required to report any outward and inward remittances of funds to the Banque Central de Luxembourg and/or the Service Central de La Statistique et des Études Économiques within 15 working days following the month during which the transaction occurred. If a Luxembourg financial institution is involved in the transaction, it generally will fulfill the reporting obligation on Optionee’s behalf.
MEXICO
No Entitlement or Claims for Compensation. This provision supplements Section 15 of the Agreement:
By accepting the Option, the Optionee understands and agrees that any modification of the Plan or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment.
Policy Statement. The invitation the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.
The Company, with registered offices at 2601 Elliott Avenue, Suite 1000, Seattle, Washington 98121, U.S.A., is solely responsible for the administration of the Plan and participation in the Plan and, in the Optionee’s case, the acquisition of Shares does not, in any way, establish an employment relationship between the Optionee and the Company since the Optionee is participating in the Plan on a wholly commercial basis and the sole employer is RealNetworks of Mexico, Inc., S. de R.L. de C.V., nor does it establish any rights between Optionee and the Employer.
Plan Document Acknowledgment. By accepting the Option, the Optionee acknowledges that he/she has received copies of the Plan and the Agreement, has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement.
In addition, by signing the Agreement, the Optionee further acknowledges that he/she has read and specifically and expressly approves the terms and conditions in Section 15 of the Agreement, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and its Subsidiaries are not responsible for any decrease in the value of the Shares underlying the Option.
Finally, the Optionee hereby declares that he/she does not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of participation in the Plan and therefore grants a full and broad release to the Employer and the Company and its Subsidiaries with respect to any claim that may arise under the Plan.
Spanish Translation
Reconocimiento de la Ley Laboral. Estas disposiciones complementan el apartado 15 del Acuerdo:

Por medio de la aceptación de la Opción, quien tiene la opción manifiesta que entiende y acuerda que cualquier modificación del Plan o su terminación no constituye un cambio o desmejora en los términos y condiciones de empleo.
Declaración de Política. La invitación por parte de la Compañía bajo el Plan es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el mismo en cualquier momento, sin ninguna responsabilidad.
La Compañía, con oficinas registradas ubicadas en 2601 Elliott Avenue, Suite 1000, Seattle, Washington 98121, U.S.A., es la única responsable por la administración del Plan y de la participación en el mismo y, en el caso del que tiene la opción, la adquisición de Acciones no establece de forma alguna, una relación de trabajo entre el que tiene la opción y la Compañía, ya que la participación en el Plan por parte del que tiene la opción es completamente comercial y el único patrón es RealNetworks of Mexico, Inc., S. de R.L. de C.V., así como tampoco establece ningún derecho entre el que tiene la opción y el patrón.
Reconocimiento del Plan de Documentos. Por medio de la aceptación de la Opción, el que tiene la opción reconoce que ha recibido copias del Plan y del Acuerdo, que el mismo ha sido revisado al igual que la totalidad del Acuerdo y, que ha entendido y aceptado las disposiciones contenidas en el Plan y en el Acuerdo.
Adicionalmente, al firmar el Acuerdo, el que tiene la opción reconoce que ha leído, y que aprueba específica y expresamente los términos y condiciones contenidos en el apartado 15 del Acuerdo, sección en la cual se encuentra claramente descrito y establecido lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el mismo es ofrecida por la Compañía de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía y Subsidiaria no son responsables por cualquier detrimento en el valor de las Acciones en relación con la Opción.
Finalmente, por medio de la presente quien tiene la opción declara que no se reserva ninguna acción o derecho para interponer una demanda en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de la participación en el Plan y en consecuencia, otorga el más amplio finiquito a su patrón, así como a la Compañía y Subsidiaria con respecto a cualquier demanda que pudiera originarse en virtud del Plan.
NETHERLANDS
Notifications
Securities Law Information. The Optionee should be aware of Dutch insider-trading rules, which may impact the purchase and/or sale of Shares under the Plan. In particular, the Optionee may be prohibited from effecting certain transactions during the period in which the Optionee possesses insider information regarding the Company.
By accepting the grant of the Option and participating in the Plan, the Optionee acknowledges having read and understood the Securities Law Information and further acknowledges that it is the Optionee’s responsibility to comply with the following Dutch insider trading rules:
Under Article 46 of the Act on the Supervision of the Securities Trade 1995, anyone who has “inside information” related to the Company is prohibited from effecting a transaction in securities in or from the Netherlands. “Inside information” is knowledge of details concerning the issuing company to which the securities relate that is not public and which, if published, would reasonably be expected to affect the stock price, regardless of the development of the price. The insider could be any employee of the

Company or a Subsidiary in the Netherlands who has inside information as described herein.
Given the broad scope of the definition of inside information, certain employees of the Company working at a Subsidiary in the Netherlands may have inside information and, thus, would be prohibited from effecting a transaction in securities in the Netherlands at a time when the Optionee had such inside information.
PHILIPPINES
Notifications
Securities Law Information. The Optionee is permitted to dispose or sell Shares acquired under the Plan, provided the offer and resale of the Shares takes place outside of the Philippines through the facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the Nasdaq Global Select Market in the United States of America.
SINGAPORE
Notifications
Securities Law Information. The grant of the Option is being made pursuant to the “Qualifying Person” exemption” under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Optionee should note that the Option is subject to section 257 of the SFA and the Optionee will not be able to make (i) any subsequent sale of the Shares in Singapore or (ii) any offer of such subsequent sale of the Shares subject to the Option in Singapore, unless such sale or offer in is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Chapter 289, 2006 Ed.).
Director Notification Requirement. If the Optionee is a director, associate director or shadow director1 of a Singapore Subsidiary, he/she is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is the obligation to notify the Singapore Subsidiary in writing of an interest (e.g., Options, Shares, etc.) in the Company, a Subsidiary or any other related company within two days of (i) its acquisition or disposal, (ii) any change in a previously disclosed interest (e.g., exercise of Options, sale of Shares), or (iii) becoming a director, associate director or shadow director if such an interest exists at that time.
SPAIN
Terms and Conditions
Nature of Grant. This provision supplements Section 15 of the Agreement:
By accepting the option, the Optionee consents to participation in the Plan and acknowledges that he/she has received a copy of the Plan.
The Optionee understand that the Company has unilaterally, gratuitously, and in its sole discretion

[1]	A shadow director is an individual who is not on the board of directors of the Singapore Subsidiary but who has sufficient control so that the board of directors of the Singapore Subsidiary acts in accordance with the directions or instructions of the individual.

decided to grant options under the Plan to individuals who may be employees of the Company or its Subsidiaries throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or any Subsidiary. Consequently, the Optionee understands that the Option is offered on the assumption and condition that the Option and any Shares acquired under the Plan are not part of any employment contract (either with the Company or any Subsidiary), and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation), or any other right whatsoever. In addition, the Optionee understands that this Option would not be granted to the Optionee but for the assumptions and conditions referred to above; thus, the Optionee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of this Option shall be null and void.
Notifications
Exchange Control Information. The Optionee must declare the acquisition of Shares to the Direccion General de Política Comercio e Inversiones (the “DGCI”) of the Bureau for Commerce and Investments for statistical purposes. The Optionee must also declare ownership of any shares with the Directorate of Foreign Transactions each January while the shares are owned. In addition, if the Optionee wishes to import the ownership title of the shares (i.e., share certificates) into Spain, the Optionee must declare the importation of such securities to the DGCI.
When receiving foreign currency payments derived from the ownership of shares (e.g., dividends or sale proceeds), the Optionee must inform the financial institution receiving the payment of the basis upon which such payment is made. The Optionee will need to provide the institution with the following information: (i) the Optionee’s name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) any further information that may be required.
TURKEY
There are no country specific provisions.
UNITED KINGDOM
Terms and Conditions
Withholding Taxes. This provision supplements Section 14 of the Agreement:
If payment or withholding of the Tax-Related Items (including the Employer NICs, as defined below) is not made within ninety (90) days of the event giving rise to the Tax-Related Items or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected Tax-Related Items shall constitute a loan owed by the Optionee to the Employer, effective as of the Due Date. The Optionee agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue & Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 14 of the Agreement.
Notwithstanding the foregoing, if the Optionee is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the Optionee shall not be eligible for a loan from the Company to cover the Tax-Related Items. In the event that the Optionee is a director or executive officer and Tax-Related Items are not collected from or paid by the Optionee by the Due Date, the amount of any uncollected Tax-Related Items will constitute a benefit to the Optionee on which additional income tax and national insurance contributions (“NICs”) (including

Employer NICs, as defined below) will be payable. The Optionee understands that the Optionee will be responsible for reporting any income tax and NICs (including the Employer NICs, as defined below) due on this additional benefit directly to HMRC under the self-assessment regime.
Joint Election for Transfer of the Employer’s Secondary Class 1 NICs Liability to the Optionee. As a condition of participation in the Plan and the exercise of the Option, the Optionee agrees to accept any liability for secondary Class 1 NICs which may be payable by the Company and/or the Employer in connection with the Option and any event giving rise to Tax-Related Items (the “Employer NICs”). Without limitation to the foregoing, the Optionee agrees to enter into an election between himself/herself and the Company or the Employer in the form approved by HMRC (the “Joint Election”) and any other consent or election required to accomplish the transfer of Employer NICs to the Employee. The Optionee understands that the Joint Election applies to any option granted to him or her under the Plan after the execution of the Joint Election. The Optionee further agrees to execute such other joint elections as may be required between him/her and any successor to the Company and/or the Employer. The Optionee further agrees that the Company and/or the Employer may collect the Employer NICs from him or her by any of the means set forth in Section 14 of the Agreement, as supplemented in this Appendix B.
If the Optionee does not enter into a Joint Election prior to exercise of the Option, he/she will not be entitled to exercise the Option unless and until he/she enters into a Joint Election and no Shares will be issued to the Optionee under the Plan, without any liability to the Company and/or the Employer.
VIETNAM
Terms and Conditions
Cashless Exercise Restriction. Due to regulatory requirements and notwithstanding any terms or conditions of the Plan or the Agreement to the contrary, the Optionee will be restricted to exercising the Option using the cashless sell-all method of exercise pursuant to which all Shares subject to the exercised Option will be sold immediately upon exercise and the proceeds of sale, less the Exercise Price, any Tax-Related Items and broker’s fees or commissions, will be remitted to the Optionee. The Company reserves the right to provide additional methods of exercise depending on the development of local law.
Notifications
Exchange Control Information. All cash proceeds from the cashless sell-all exercise of the Option must be repatriated to Vietnam. Such repatriation of proceeds may need to be effected through a bank account established by the Company or its Subsidiary, including the Employer. By accepting the Option, the Optionee consents and agrees that the cash proceeds may be transferred to such account prior to being delivered to the Optionee.